Consent of Independent Auditors

We consent to the reference to our firm under the caption “Auditors” and to the use of our report dated May 14, 2001 in the Registration Statement (Form N-2 Nos. 333-58432 and 811-10341) and related Prospectus of UBS PW Tamarack International Fund, L.L.C. for the registration of limited liability company interests.

/S/ ERNST & YOUNG LLP ERNST & YOUNG LLP

New York, New York
May 15, 2001